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                                                                     Exhibit 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                     ATX TELECOMMUNICATIONS SERVICES, INC.

1.   The name of the corporation is:

                     ATX TELECOMMUNICATIONS SERVICES, INC.

2. The address of its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, located in the County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

3.   The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended (the "DGCL").

4. The authorized capital stock of the Corporation shall consist of 10,000 shares, all of which shall be Common Stock, $.01 par value.

5.   The name and mailing address of the incorporator is:

          Jason C. Menegakis, Esquire
          Klehr, Harrison, Harvey, Branzburg & Ellers LLP
          260 South Broad Street
          Philadelphia, PA 19102

     I, THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of February, 2000.

                                        /s/ Jason C. Menegakis
                                        -------------------------------------
                                        Jason C. Menegakis, Esquire,
                                        Sole Incorporator